EXHIBIT F-3

November 30, 2005

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

Ladies and Gentlemen:

With respect to the Application-Declaration, as amended, in File No. 70-10324 ("Application") of Entergy Corporation ("Entergy"), Entergy Services, Inc. and Entergy Louisiana, Inc. ("ELI") (collectively, "Applicants") requesting approval by the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935 ("1935 Act") for a restructuring in which (1)(a) ELI will convert from a Louisiana corporation to a Texas corporation ("Holdings") and will continue in existence without a change in its identity; (b) Holdings immediately thereafter will effect a merger, pursuant to Article 5.01 of the Texas Business Corporation Act ("Merger"), whereby (i) Holdings will continue to exist and two new Texas limited liability companies, Entergy Louisiana, LLC ("ELL") and Entergy Louisiana Properties, LLC ("ELP") will be created as its direct subsidiaries, (ii) ownership of substantially all of Holdings' property and assets (including all of its generation, transmission and distribution assets previously owned by ELI) will be allocated to ELL in return for all of the issued and outstanding Common Membership Interests of ELL, (iii) ownership of certain undeveloped real property and certain equity and debt investments held by Holdings in System Fuels, Inc. ("SFI"), Entergy's fuel procurement subsidiary, will be allocated to ELP in return for all of the issued and outstanding Common Membership Interests of ELP, and (iv) the liabilities and obligations of Holdings associated with the above- referenced undeveloped real property and the equity and debt investments in SFI will be allocated to, and assumed by ELP, and substantially all of the remaining liabilities and obligations of Holdings will be allocated to, and assumed by ELL; and (2) various other related transactions specifically described in the Application, we advise you that in our opinion:

In the event such restructuring and Merger, and related proposed transactions, are consummated in accordance with the Application, the order of the Commission to be issued with respect thereto, and the authorizations of state and other regulatory commissions having jurisdiction in the premises:

(1) all state laws applicable to the participation by the Applicants in the restructuring and Merger, and related proposed transactions, will have been complied with;

(2) the securities issued by ELI and outstanding immediately prior to the restructuring and Merger, and related transactions, will remain legally and validly issued and outstanding securities of Holdings immediately after the restructuring and Merger, and related transactions;

(3) the securities specified in the Application to be issued by ELL and ELP in connection with the restructuring and Merger, and related transactions, will, when authorized as required, and issued in accordance with their terms, be legally and validly issued;

(4) Entergy will continue legally to own the outstanding shares of common stock of Holdings;

(5) Holdings will have legally acquired the outstanding Common Membership Interests in ELL and ELP; and

(6) the consummation of the restructuring and Merger, and related proposed transactions, will not violate the legal rights of the holders of any securities issued by ELI or any associate company thereof.

We are members of the New York Bar and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware. As to all matters of laws of the State of Louisiana, we have relied upon the opinion of even date herewith of Mark G. Otts, Esq., Senior Counsel-Corporate and Securities, filed as Exhibit F-1 to the Application. As to all matters of laws of the State of Texas, we have relied upon the opinion of even date herewith of Clark, Thomas & Winters, a Professional Corporation, filed as Exhibit F-2 to the Application. In rendering the foregoing opinions, we have not examined into and do not pass upon matters of compliance with state securities or blue sky laws.

This opinion may be relied upon only by you and by Mark G. Otts, Esq., Senior Counsel-Corporate and Securities at Entergy, and Clark, Thomas & Winters, a Professional Corporation, and by no other persons without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

/s/THELEN REID & PRIEST LLP

THELEN REID & PRIEST LLP